Exhibit 24

UNION PACIFIC CORPORATION

Power of Attorney

Each of the undersigned directors of Union Pacific Corporation, a Utah corporation (the “Corporation”), do hereby appoint James R. Young, Barbara W. Schaefer and James J. Theisen, Jr., and each of them acting individually, as my true and lawful attorney-in-fact, each with power to act without the other in full power of substitution, to execute, deliver and file, for and on my behalf, and in my name and in my capacity as a Director, a Registration Statement or Statements on Form S-8 (or other appropriate form) for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any other documents in support thereof or supplemental or amendatory thereto, with respect to the offer and sale of up to $300,000,000 aggregate amount of Common Stock of the Corporation, together with an indefinite amount of interests in the Union Pacific Agreement Employee 401(k) Retirement Plan, hereby granting to such attorneys and each of them full power and authority to do and perform each and every act and thing whatsoever as such attorney or attorneys may deem necessary or advisable to carry out fully the intent of the foregoing as I might or could do personally or in my capacity as Director, hereby ratifying and confirming all acts and things which such attorney or attorneys may do or cause to be done by virtue of this power of attorney.

IN WITNESS WHEREOF, I have executed this Power of Attorney as of September 30, 2010.

/s/ Andrew H. Card, Jr. ANDREW H. CARD, JR.	/s/ Michael R. McCarthy MICHAEL R. MCCARTHY

/s/ Erroll B. Davis, Jr. ERROLL B. DAVIS, JR.	/s/ Michael W. McConnell MICHAEL W. MCCONNELL

/s/ Thomas J. Donohue THOMAS J. DONOHUE	/s/ Thomas F. McLarty III THOMAS F. MCLARTY III

/s/ Archie W. Dunham ARCHIE W. DUNHAM	/s/ Steven R. Rogel STEVEN R. ROGEL

/s/ Judith Richards Hope JUDITH RICHARDS HOPE	/s/ Jose H. Villarreal JOSE H. VILLARREAL

/s/ Charles C. Krulak CHARLES C. KRULAK